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                                                                   Exhibit h(11)

                          CitiFunds Institutional Trust
                              388 Greenwich Street
                            New York, New York 10013

                                 August 24, 2000

Citi Fiduciary Trust Company
125 Broad Street
11th Floor
New York, New York  10004

         Re:      CitiFunds Institutional Trust - Transfer Agency and Service
                  Agreement

Ladies and Gentlemen:

         This letter serves as notice that CitiFunds Institutional Liquid Reserves, CitiFunds Institutional U.S. Treasury Reserves, CitiFunds Institutional Tax Free Reserves and CitiFunds Institutional Cash Reserves (collectively, the "Series"), are added to the list of series to which Citi Fiduciary Trust Company ("Citi Fiduciary") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Citi Fiduciary (formerly known as, "Smith Barney Private Trust Company").

         Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

                                         CitiFunds Institutional Trust

                                         By:      /s/ Philip Coolidge
                                                  -------------------
                                         Title:   President

Acknowledgement:

CITI FIDUCIARY TRUST COMPANY

By:      [signature illegible]
         -----------------------------------
Title:   Director Transfer Agency Operations